EXHIBIT 99.1
News
For Immediate Release October 26, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS THIRD QUARTER DILUTED EARNINGS PER SHARE OF $0.72, A 20-PERCENT INCREASE OVER PRIOR YEAR
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Net Income Increased 15 Percent on a 7-Percent Sales Gain
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NEW YORK, October 26—Minerals Technologies Inc. (NYSE: MTX) today reported third quarter net income of $14.1 million, a 15-percent increase from the $12.2 million reported in the third quarter of 2005. Diluted earnings per common share increased 20 percent to $0.72 from $0.60 in the same period last year.

      "We saw improved financial performance in the third quarter as a result of increased steel production in North America and Europe, which provided a significant benefit to our Refractories Segment, and from our two new large satellite PCC plants in China, which had a significant improvement in financial performance as compared with the prior year. We also experienced strong demand for our PCC used in uncoated free-sheet paper in North America and volume growth from our satellite PCC expansions in Europe, which together more than offset volume losses from paper mill and paper machine shutdowns during the quarter." said Paul R. Saueracker, chairman, president and chief executive officer. "We continue, however, to be challenged by unrecovered higher raw material and energy costs in the Specialty Minerals segment, and ramp-up and market development expenses related to our new Synsil® Products plant in South Carolina and our Refractories facility in China."

      Worldwide sales in the quarter were up 7 percent to $265.3 million from $246.8 million in the previous year. Foreign exchange had a favorable impact on sales of 1 percentage point of growth. Income from operations increased 28 percent to $24.4 million from $19.1 million in the third quarter of 2005.

      Net income for the first nine months decreased 3 percent to $39.4 million this year from $40.6 million in the prior year. Diluted earnings per share for the nine months increased 1 percent to $1.98 from $1.96 for the same period in 2005.

      Worldwide sales for the first nine months of 2006 increased 7 percent to $797.9 million from $742.4 million in the same period last year. Foreign exchange had an unfavorable impact on sales of less than 1 percentage point of growth. Operating income for the nine months was $64.3 million, which was slightly higher than the operating income for the first nine months of 2005.

      Worldwide sales in the third quarter for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 6 percent to $177.8 million from $167.3 million in the prior year. Income from operations in the third quarter of 2006 was $15.7 million, a 5-percent increase over the $14.9 million in the third quarter of 2005.

      For the first nine months of 2006, Specialty Minerals segment sales were up 8 percent to $539.9 million from $497.8 million for the same period in 2005. Specialty Minerals recorded income from operations of $41.2 million, a 5-percent decrease from the $43.4 million for the same period in 2005.

      Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $138.9 million, a 6-percent increase over the $130.6 million reported in the third quarter of 2005. PCC sales for the nine months of 2006 increased 8 percent to $420.0 million from $387.5 million during the same period in 2005.

      Paper PCC sales grew 7 percent in the third quarter to $124.7 million from $116.8 million in the prior year. Paper PCC achieved sales growth in all regions as total worldwide unit volumes grew 4 percent. Two percentage points of this growth were due primarily to the ramp-up of the two new satellite PCC plants in China. For the first nine months, Paper PCC sales grew 9 percent to $376.6 million.

      In the Processed Minerals product line, third quarter sales increased 6 percent to $38.9 million from $36.7 million in the same quarter of last year. Talc sales increased 7 percent to $14.4 million from $13.4 million in the same period in the prior year due to strong global demand in the plastics and consumer-related markets. Other Processed Minerals product sales grew 5 percent to $24.5 million as a result of the volume ramp-up of Synsil® Products.

      For the first nine months of 2006, Processed Minerals sales increased 9 percent to $119.9 million from $110.3 million in the same period last year. Processed Minerals products, which include ground calcium carbonate, lime and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

      In the company's Refractories segment, sales for the third quarter were $87.5 million, a 10-percent increase over the $79.5 million recorded in the third quarter of 2005. Sales growth was driven by refractory products and systems in North America and Europe.

      Sales of refractory products and systems in the third quarter increased 16 percent to $66.3 million from $57.1 million in the same period last year. Sales in the metallurgical product line decreased 5 percent to $21.2 million in the third quarter. The decline in sales in this product line was due primarily to lower prices as a result of a reduction in raw material costs passed through to customers.

      Operating income for the third quarter in the Refractories segment was $8.7 million compared with $4.2 million in the third quarter of 2005, a 107-percent increase. This growth in operating income was attributable to strong demand for refractory products and systems because of the substantial improvement in steel industry operating levels over the prior year. In addition, this product line benefited from cost-reduction initiatives, including product reformulations.

      Sales for the nine months of 2006 in the Refractories segment were $258.0 million, a 5-percent increase over the $244.6 million in the previous year. For the nine months, Refractories operating income was $23.1 million, a 12-percent increase over the $20.6 million reported for the comparable period in 2005.

      "As previously announced," said Mr. Saueracker, "on October 2, we completed the acquisition of ASMAS, an Istanbul-based Turkish producer of refractories, which will provide an excellent platform for future growth in the Refractories Segment."

      Mr. Saueracker concluded: "Execution of our key strategies for growth, higher steel production and increased demand for our PCC for uncoated free sheet in the paper industry contributed to our improved financial results for the quarter. Heading into the fourth quarter, however, we are seeing in North America a weakening in both steel production and in the residential construction industry, and we will continue to have development costs associated with the commercialization efforts for Synsil® Products, and the ramp-up our new refractory manufacturing facility in China, all of which would likely have a dampening effect on our operational performance."

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Minerals Technologies will sponsor a conference call tomorrow, October 27, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands, except per share data) (unaudited)
	Third Quarter		%	Nine months		%
	2006	2005	Change	2006	2005	Change

Net sales	$265,324	$246,830	7	$797,850	$742,380	7
Operating costs and expenses:
Cost of goods sold	207,442	195,767	6	630,153	582,091	8
Marketing and administrative expenses	25,780	24,544	5	80,694	74,425	8
Research and development expenses	7,656	7,380	4	22,736	21,856	4

Income from operations	24,446	19,139	28	64,267	64,008	0
Non-operating deductions - net	2,282	1,229	86	3,143	3,706	(15)

Income before provision for taxes on income and minority interests	22,164	17,910	24	61,124	60,302	1

Provision for taxes on income	7,083	5,165	37	18,887	18,392	3

Minority interests	1,016	501	103	2,790	1,294	116

Net income	$14,065	$12,244	15	$39,447	$40,616	(3)

Weighted average number of common shares outstanding:
Basic	19,517	20,211		19,767	20,439

Diluted	19,598	20,420		19,892	20,683

Earnings per share:

Basic earnings per share	$0.72	$0.61	18	$2.00	$1.99	1

Diluted earnings per share	$0.72	$0.60	20	$1.98	$1.96	1

Cash dividends declared per common share	$0.05	$0.05		$0.15	$0.15

1) For the periods ended October 1, 2006 and October 2, 2005.
2) Sales increased 6% in the United States in the third quarter and 8% for the first nine months of 2006. International sales increased approximately 9% in the third quarter and 7% for the first nine months of 2006.
3) Provisions for bad debt, included in marketing and administrative expenses, decreased $0.2 million in the third quarter and increased $1.4 million for the first nine months of 2006.
4) On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, "Share-Based Payment," using the modified-prospective transition method. Under this transition method, stock-based compensation was recognized in the financial statements for granted, modified or settled stock options. Compensation expense recognized included the estimated expense for stock options granted in the first nine months, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the first nine months for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense relating to these options recognized in marketing and administrative expenses in the consolidated statement of income in the third quarter and first nine months was $0.7 million and $1.8 million, respectively. The related tax benefit on the non-qualified stock options was $0.1 million and $0.3 million in the third quarter and first nine months, respectively.
5) On January 1, 2006, the Company adopted the consensus of Emerging Issues Task Force ("EITF") Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry." This consensus states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. The Company had previously deferred stripping costs in excess of the average life of mine stripping ratio and amortized such costs on a unit of production method. As a result of this consensus, the Company recorded an after-tax charge to opening retained earnings of $7.1 million and increased its opening inventory by $0.8 million. The change in accounting did not have a significant impact on the third quarter or the first nine months earnings.
6) During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained at the Easton, Pennsylvania facility in 2004 related to Hurricane Ivan. Such amount is included in non-operating deductions (income) for the nine month period ended October 1, 2006.
7) The results of operations for the interim period ended October 1, 2006 are not necessarily indicative of the results that ultimately might be achieved for the current year.
8) The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 27, 2006 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY SALES DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Third Quarter		%	Nine Months		%
	2006	2005	Change	2006	2005	Change

United States	$158.5	$149.2	6	$480.5	$446.9	8
International	$106.8	$97.6	9	$317.4	$295.5	7

Paper PCC	$124.7	$116.8	7	$376.6	$345.3	9
Specialty PCC	14.2	13.8	3	43.4	42.2	3
PCC Products	$138.9	$130.6	6	$420.0	$387.5	8

Talc	$14.4	$13.4	7	$45.3	$41.2	10
Other Processed Minerals Products	24.5	23.3	5	74.6	69.1	8
Processed Minerals Products	$38.9	$36.7	6	$119.9	$110.3	9

Specialty Minerals Segment	$177.8	$167.3	6	$539.9	$497.8	8

Refractory products	$66.3	$57.1	16	$193.4	$181.1	7
Metallurgical Products	21.2	22.4	(5)	64.6	63.5	2
Refractories Segment	$87.5	$79.5	10	$258.0	$244.6	5

Net Sales	$265.3	$246.8	7	$797.9	$742.4	7

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	October 1, 2006*	December 31, 2005**

Current assets:
Cash & cash equivalents	94,684	51,100
Short-term investments	7,569	2,350
Accounts receivable, net	201,832	184,272
Inventories	118,339	118,895
Prepaid expenses and other current assets	18,111	20,583
Total current assets	440,535	377,200

Property, plant and equipment	1,452,397	1,380,298
Less accumulated depreciation	815,975	751,553
Net property, plant & equipment	636,422	628,745

Goodwill	54,649	53,612
Prepaid benefit costs	70,354	67,795
Other assets and deferred charges	29,151	28,951

Total assets	1,231,111	1,156,303

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	160,222	62,847
Current maturities of long-term debt	2,534	53,698
Accounts payable	57,872	61,323
Other current liabilities	67,299	53,384
Total current liabilities	287,927	231,252

Long-term debt	38,651	40,306
Other non-current liabilities	117,771	113,583
Total liabilities	444,349	385,141

Total shareholders' equity	786,762	771,162

Total liabilities and shareholders' equity	1,231,111	1,156,303

* Unaudited.
** Condensed from audited financial statements.